Exhibit 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL PRESIDENT AND CEO ADOPTS 10b5-1 PLAN

EUGENE, OR, October 22, 2003—Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, announced today that Hal Brown, the company’s president and CEO, has adopted a predetermined trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock. The plans may be entered into only when the director or officer is not in possession of material, nonpublic information and may be used to gradually diversify an investment portfolio over a period of time.

Under this 10b5-1 plan, Mr. Brown identified his intention to sell up to 70,000 shares of Pacific Continental Corporation common stock. This sale is part of his family’s personal plan to diversify his investment portfolio. Shares will be sold in the public market and will be offered for sale over the next few quarters. Upon completion of the program, Mr. Brown’s beneficial ownership in Pacific Continental Corporation common stock, including unexercised stock options, is expected to be approximately 158,000 shares or 2.3% of shares outstanding.

Mr. Brown stated, “I believe Pacific Continental remains on a path to continue to deliver on our objectives for customers, employees and shareholders, I am very confident about the company’s future prospects. I am adopting this 10b5-1 plan on the recommendation of my advisors as a way of achieving prudent diversification of my family’s investments.”

About Pacific Continental Bank

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation with ten banking offices in western Oregon. The bank provides personalized services, including online and electronic banking, to meet the deposit and lending needs of professionals, communities and businesses. The SBA has consistently recognized the bank as one of the top lenders over the past five years. More information on Pacific Continental and its banking services can be found on its Website: www.therightbank.com

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks provided to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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